Exhibit 99.2

Important Notice Regarding the Availability of Materials

  APTIV PLC

You are receiving this communication because you hold ordinary shares in Aptiv PLC (“Aptiv”). Aptiv has released informational materials regarding its spin-off of its Electrical Distribution Systems business (“Versigent”) that are now available for your review. These materials consist of the Information Statement, plus any supplements, that Aptiv has prepared in connection with the spin-off. This notice provides instructions on how to access Aptiv materials for informational purposes only. It is not a form for voting and presents only an overview of the Aptiv materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review the Aptiv materials on the Internet at www.materialnotice.com. Aptiv is not asking you for a proxy and you are asked not to send a proxy. The spin-off consists of the proposed distribution of 100% of Versigent ordinary shares to holders of Aptiv ordinary shares on a pro rata basis. If you want to receive a paper copy of the informational materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice.
You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).
See the reverse side for instructions on how to access materials.

Materials Available to VIEW or RECEIVE:

How to View Online: Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.materialnotice.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@materialnotice.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.